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                      BlackRock Municipal Income Trust II
                              File No. 811-21126
        Item No. 77I (Terms of New or Amended Securities) -- Attachment

A copy of an amendment to the Statement of Preferences of Variable Rate Muni Term Preferred Shares is attached under Sub-Item 77Q1(a).